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                                  Exhibit 99.1


                                                                  NEWS RELEASE

Contact:    Dana C. McLendon, Jr.
            Senior Vice President - Chief Administration Officer
            (615) 309-2008

                   NEW AMERICAN HEALTHCARE CORPORATION REPORTS
                  LISTING STATUS ON THE NEW YORK STOCK EXCHANGE

NASHVILLE, Tenn. (January 28, 2000) -- As previously announced, New American Healthcare Corporation (NYSE:NAH) has fallen below the continued listing standards of the New York Stock Exchange ("NYSE") relating to total market capitalization and shareholders' equity of $50 million, and remains below such standards. As a result of this non-compliance, New American Healthcare Corporation expects that its common stock will be delisted and cease trading on the NYSE. The NYSE has informed the Company that it will suspend the trading of New American's stock before the market opens on Thursday February 3, 2000.

New American Healthcare Corporation was formed to capitalize on opportunities to be the principal provider of quality, cost-effective healthcare services in the non-urban communities which it targets. New American Healthcare owns nine acute care hospitals located in seven states with 955 licensed beds. For additional information about the Company, visit New American Healthcare's web site: http://www.nahc.net.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, exchange listing, liquidity and trading in the Company's common stock and other risk factors detailed in the Company's Securities and Exchange Commission filings.


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